SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                KeraVision, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   492061 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. [ ]. (A fee is not required if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 18 Pages
                       Exhibit Index Contained on Page 15

---------------------------------------------------                   -------------------------------------------------------
CUSIP NO. 492061 10 6                                      13G            Page 2 of 18 Pages
---------------------------------------------------                   -------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Kleiner Perkins Caufield & Byers IV, a California
                         Limited Partnership ("KPCB IV")
                      94-3001663
-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)   [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership
-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                 5         SOLE VOTING POWER
               SHARES                                                                                                 - 0 -
            BENEFICIALLY              ---------------------------------------------------------------------------------------
           OWNED BY EACH                6         SHARED VOTING POWER
             REPORTING                                                                                               79,978
              PERSON                  --------------------------------------------------------------------------------------
               WITH                     7         SOLE DISPOSITIVE POWER
                                                                                                                      - 0 -
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                                                                                     79,978
-----------------------------------------------------------------------------------------------------------------------------
         9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                     79,978
-----------------------------------------------------------------------------------------------------------------------------
        10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                   [ ]
-----------------------------------------------------------------------------------------------------------------------------
        11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                       0.6%
-----------------------------------------------------------------------------------------------------------------------------
        12   TYPE OF REPORTING PERSON*
                                                                                                                         PN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 492061 10 6                                      13G            Page 3 of 18 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      KPCB Zaibatsu Fund I, a California limited
                         partnership ("KPCB ZF I")
                      77-0158870
-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership
-----------------------------------------------------------------------------------------------------------------------------
              NUMBER OF                 5         SOLE VOTING POWER
               SHARES                                                                                                 - 0 -
            BENEFICIALLY              ---------------------------------------------------------------------------------------
           OWNED BY EACH                6         SHARED VOTING POWER
             REPORTING                                                                                               25,264
              PERSON                  --------------------------------------------------------------------------------------
               WITH                     7         SOLE DISPOSITIVE POWER
                                                                                                                      - 0 -
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                                                                                     25,264
-----------------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                     25,264
-----------------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                   [ ]
-----------------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                       0.2%
-----------------------------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                                         PN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 492061 10 6                                      13G            Page 4 of 18 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      KPCB IV Associates, a California Limited Partnership
                      ("KPCB IV Associates")
                      94-3001662
-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                California Limited Partnership

-----------------------------------------------------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
              NUMBER OF                                                                                               - 0 -
               SHARES                 ---------------------------------------------------------------------------------------
             BENEFICIALLY               6         SHARED VOTING POWER
            OWNED BY EACH                         104,242 shares of which 79,978
              REPORTING                           shares are  directly  owned by
               PERSON                             KPCB IV and  25,264 shares are
                WITH                              directly  owned by  KPCB ZF I.
                                                  KPCB  IV  Associates  is   the
                                                  general partner of KPCB IV and
                                                  KPCB ZF I.
                                      ---------------------------------------------------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                                                                      - 0 -
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  104,242 shares of which 79,978
                                                  shares are  directly  owned by
                                                  KPCB IV  and 25,264 shares are
                                                  directly  owned by  KPCB ZF I.
                                                  KPCB   IV  Associates is   the
                                                  general partner of KPCB IV and
                                                  KPCB ZF I.
-----------------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    104,242
-----------------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                   [ ]
-----------------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                       0.8%
-----------------------------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                                         PN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 492061 10 6                                      13G            Page 5 of 18 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Thomas J. Perkins
-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
              NUMBER OF                                                                                               4,003
               SHARES                 ---------------------------------------------------------------------------------------
             BENEFICIALLY               6         SHARED VOTING POWER
            OWNED BY EACH                         104,242 shares of which 78,978
              REPORTING                           shares are  directly  owned by
               PERSON                             KPCB IV and  25,264 shares are
                WITH                              directly  owned by  KPCB ZF I.
                                                  KPCB  IV  Associates  is   the
                                                  general partner of KPCB IV and
                                                  KPCB  ZF  I. Mr.  Perkins is a
                                                  general  partner  of  KPCB  IV
                                                  Associates.
                                      ---------------------------------------------------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                                                                      4,003
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  104,242 shares of which 78,978
                                                  shares are  directly  owned by
                                                  KPCB IV  and 25,264 shares are
                                                  directly  owned by  KPCB ZF I.
                                                  KPCB   IV  Associates is   the
                                                  general partner of KPCB IV and
                                                  KPCB  ZF  I. Mr.  Perkins is a
                                                  general  partner  of  KPCB  IV
                                                  Associates.
-----------------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    108,245
-----------------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                   [ ]
-----------------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                       0.9%
-----------------------------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                                         IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 492061 10 6                                      13G            Page 6 of 18 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Frank J. Caufield
-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

-----------------------------------------------------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
              NUMBER OF                                                                                              10,396
               SHARES                 ---------------------------------------------------------------------------------------
             BENEFICIALLY               6         SHARED VOTING POWER
            OWNED BY EACH                         104,242 shares of which 78,978
              REPORTING                           shares are  directly  owned by
               PERSON                             KPCB IV and  25,264 shares are
                WITH                              directly  owned by  KPCB ZF I.
                                                  KPCB  IV  Associates  is   the
                                                  general partner of KPCB IV and
                                                  KPCB  ZF I. Mr. Caufield  is a
                                                  general  partner  of  KPCB  IV
                                                  Associates.
                                      ---------------------------------------------------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                                                                     10,396
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  104,242 shares of which 78,978
                                                  shares are  directly  owned by
                                                  KPCB IV  and 25,264 shares are
                                                  directly  owned by  KPCB ZF I.
                                                  KPCB   IV  Associates is   the
                                                  general partner of KPCB IV and
                                                  KPCB  ZF I. Mr. Caufield  is a
                                                  general  partner  of  KPCB  IV
                                                  Associates.
-----------------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    114,638
-----------------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                   [ ]
-----------------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                       0.9%
-----------------------------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                                         IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 492061 10 6                                      13G            Page 7 of 18 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Brook H. Byers
-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY

-----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States

-----------------------------------------------------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
              NUMBER OF                                                                                              16,093
               SHARES                 ---------------------------------------------------------------------------------------
             BENEFICIALLY               6         SHARED VOTING POWER
            OWNED BY EACH                         104,242 shares of which 78,978
              REPORTING                           shares are  directly  owned by
               PERSON                             KPCB IV and  25,624 shares are
                WITH                              directly  owned by  KPCB ZF I.
                                                  KPCB  IV  Associates  is   the
                                                  general partner of KPCB IV and
                                                  KPCB  ZF  I.  Mr.  Byers  is a
                                                  general  partner  of  KPCB  IV
                                                  Associates.  In  addition, Mr.
                                                  Byers  indirectly  holds 4,857
                                                  shares in  trusts,  beneficial
                                                  ownership    of    which    he
                                                  disclaims.
                                      ---------------------------------------------------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                                                                     16,093
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  104,242 shares of which 78,978
                                                  shares are  directly  owned by
                                                  KPCB IV  and 25,624 shares are
                                                  directly  owned by  KPCB ZF I.
                                                  KPCB   IV  Associates is   the
                                                  general partner of KPCB IV and
                                                  KPCB  ZF  I.  Mr.  Byers  is a
                                                  general  partner  of  KPCB  IV
                                                  Associates.  In  addition, Mr.
                                                  Byers  indirectly  holds 4,857
                                                  shares in  trusts,  beneficial
                                                  ownership    of    which    he
                                                  disclaims.
-----------------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    125,192
-----------------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                   [ ]
-----------------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                       1.0%
-----------------------------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                                         IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 492061 10 6                                      13G            Page 8 of 18 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      L. John Doerr
-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
              NUMBER OF                                                                                              20,632
               SHARES                 ---------------------------------------------------------------------------------------
             BENEFICIALLY               6         SHARED VOTING POWER
            OWNED BY EACH                         104,242 shares of which 78,978
              REPORTING                           shares are  directly  owned by
               PERSON                             KPCB IV and  25,624 shares are
                WITH                              directly  owned by  KPCB ZF I.
                                                  KPCB  IV  Associates  is   the
                                                  general partner of KPCB IV and
                                                  KPCB  ZF  I. Mr.  Doerr  is  a
                                                  general  partner  of  KPCB  IV
                                                  Associates.
                                      ---------------------------------------------------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                                                                     20,632
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  104,242 shares of which 78,978
                                                  shares are  directly  owned by
                                                  KPCB IV  and 25,624 shares are
                                                  directly  owned by  KPCB ZF I.
                                                  KPCB   IV  Associates is   the
                                                  general partner of KPCB IV and
                                                  KPCB  ZF  I. Mr.  Doerr  is  a
                                                  general  partner  of  KPCB  IV
                                                  Associates.
-----------------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    124,874
-----------------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                   [ ]
-----------------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                       1.0%
-----------------------------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                                         IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 492061 10 6                                      13G            Page 9 of 18 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      E. Floyd Kvamme
-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
              NUMBER OF                                                                                              20,671
               SHARES                 ---------------------------------------------------------------------------------------
             BENEFICIALLY               6         SHARED VOTING POWER
            OWNED BY EACH                         104,242 shares of which 78,978
              REPORTING                           shares are  directly  owned by
               PERSON                             KPCB IV and  25,624 shares are
                WITH                              directly  owned by  KPCB ZF I.
                                                  KPCB  IV  Associates  is   the
                                                  general partner of KPCB IV and
                                                  KPCB  ZF  I. Mr. Kvamme  is  a
                                                  general  partner  of  KPCB  IV
                                                  Associates.
                                      ---------------------------------------------------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                                                                     20,671
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  104,242 shares of which 78,978
                                                  shares are  directly  owned by
                                                  KPCB IV  and 25,624 shares are
                                                  directly  owned by  KPCB ZF I.
                                                  KPCB   IV  Associates is   the
                                                  general partner of KPCB IV and
                                                  KPCB  ZF  I. Mr. Kvamme  is  a
                                                  general  partner  of  KPCB  IV
                                                  Associates.
-----------------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    124,913
-----------------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                   [ ]
-----------------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                       1.0%
-----------------------------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                                         IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 492061 10 6                                      13G            Page 10 of 18 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Regis McKenna
-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
              NUMBER OF                                                                                              10,005
               SHARES                 ---------------------------------------------------------------------------------------
             BENEFICIALLY               6         SHARED VOTING POWER
            OWNED BY EACH                         104,242 shares of which 78,978
              REPORTING                           shares are  directly  owned by
               PERSON                             KPCB IV and  25,624 shares are
                WITH                              directly  owned by  KPCB ZF I.
                                                  KPCB  IV  Associates  is   the
                                                  general partner of KPCB IV and
                                                  KPCB  ZF  I. Mr. McKenna is  a
                                                  general  partner  of  KPCB  IV
                                                  Associates.  In addition,  the
                                                  Regis  P.  &  Dianna   McKenna
                                                  Trust    hold   328    shares,
                                                  beneficial  ownership of which
                                                  Mr. McKenna disclaims.
                                      ---------------------------------------------------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                                                                     10,005
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  104,242 shares of which 78,978
                                                  shares are  directly  owned by
                                                  KPCB IV  and 25,624 shares are
                                                  directly  owned by  KPCB ZF I.
                                                  KPCB   IV  Associates is   the
                                                  general partner of KPCB IV and
                                                  KPCB  ZF  I. Mr. McKenna is  a
                                                  general  partner  of  KPCB  IV
                                                  Associates.  In addition,  the
                                                  Regis  P.  &  Dianna   McKenna
                                                  Trust    hold   328    shares,
                                                  beneficial  ownership of which
                                                  Mr. McKenna disclaims.
-----------------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    114,575
-----------------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                   [ ]
-----------------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                       0.9%
-----------------------------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                                         IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------------------------------------                   ----------------------------------------------------
CUSIP NO. 492061 10 6                                      13G            Page 11 of 18 Pages
---------------------------------------------------                   ----------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------
1            NAME OF REPORTING PERSON
             SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                      Vinod Khosla
-----------------------------------------------------------------------------------------------------------------------------
2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a)    [ ]     (b)    [X]
-----------------------------------------------------------------------------------------------------------------------------
3            SEC USE ONLY
-----------------------------------------------------------------------------------------------------------------------------
4            CITIZENSHIP OR PLACE OF ORGANIZATION
                United States
-----------------------------------------------------------------------------------------------------------------------------
                                        5         SOLE VOTING POWER
              NUMBER OF                                                                                              10,005
               SHARES                 ---------------------------------------------------------------------------------------
             BENEFICIALLY               6         SHARED VOTING POWER
            OWNED BY EACH                         104,242 shares of which 78,978
              REPORTING                           shares are  directly  owned by
               PERSON                             KPCB IV and  25,624 shares are
                WITH                              directly  owned by  KPCB ZF I.
                                                  KPCB  IV  Associates  is   the
                                                  general partner of KPCB IV and
                                                  KPCB  ZF  I. Mr. Khosla  is  a
                                                  general  partner  of  KPCB  IV
                                                  Associates.  In addition,  Mr.
                                                  Khosla indirectly  holds 6,866
                                                  shares in a trust,  beneficial
                                                  ownership    of    which    he
                                                  disclaims.
                                      ---------------------------------------------------------------------------------------
                                        7         SOLE DISPOSITIVE POWER
                                                                                                                     10,005
                                      ---------------------------------------------------------------------------------------
                                        8         SHARED DISPOSITIVE POWER
                                                  104,242 shares of which 78,978
                                                  shares are  directly  owned by
                                                  KPCB IV  and 25,624 shares are
                                                  directly  owned by  KPCB ZF I.
                                                  KPCB   IV  Associates is   the
                                                  general partner of KPCB IV and
                                                  KPCB  ZF  I. Mr. Khosla  is  a
                                                  general  partner  of  KPCB  IV
                                                  Associates.  In addition,  Mr.
                                                  Khosla indirectly holds  6,866
                                                  shares in a trust,  beneficial
                                                  ownership    of    which    he
                                                  disclaims.
-----------------------------------------------------------------------------------------------------------------------------
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
                                                                                                                    121,113
-----------------------------------------------------------------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                                   [ ]
-----------------------------------------------------------------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                                                                       1.0%
-----------------------------------------------------------------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*
                                                                                                                         IN
-----------------------------------------------------------------------------------------------------------------------------

                                               * SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF ISSUER

                  KeraVision, Inc.

ITEM 1(B).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  48630 Milmont Drive
                  Fremont, CA  94538

ITEM 2(A)-(C).             NAME, ADDRESS AND CITIZENSHIP OF PERSONS FILING

                  This amended statement is being filed by KPCB IV Associates, a California Limited Partnership ("KPCB IV Associates"), whose principal business address is 2750 Sand Hill Road, Menlo Park, California 94025. The names, business addresses and citizenships of all the general partners of KPCB IV Associates, are set forth on Exhibit B hereto.

                  KPCB IV Associates is general partner of Kleiner Perkins Caufield & Byers IV, a California limited partnership ("KPCB IV") and of KPCB Zaibatsu Fund I, a California limited partnership ("KPCB ZF I"). With respect to KPCB IV Associates and the general partners of KPCB IV Associates, this amended statement relates only to KPCB IV Associates' indirect, beneficial ownership of shares of Common Stock of KeraVision Inc. held directly by KPCB IV and KPCB ZF I (the "Shares") and, with respect to each individual general partner, to the extent applicable, each individual general partner's interest in the shares over which he has sole voting and dispositive control. The Shares are held by KPCB IV and KPCB ZF I and KPCB IV Associates and the general partners of KPCB IV Associates do not directly or otherwise hold any Shares. Management of the business affairs of KPCB IV Associates, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of KPCB IV Associates listed on Exhibit B hereto. Each individual general partner of KPCB IV Associates disclaims beneficial ownership of the shares held directly by KPCB IV and KPCB ZF I.


ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER

                  Common Stock
                  CUSIP # 492061 10 6

ITEM 3.           Not Applicable



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                                                                   Page 13 of 18

ITEM 4.           OWNERSHIP

                  Not applicable for any reporting party because the shares owned as of 12/31/96 do not exceed five percent of KeraVision, Inc.'s outstanding shares. Please see Item 5 hereof.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  This amended statement is being filed to report the fact that the reporting persons have ceased to be the beneficial owner of more than five percent of the Common Stock of KeraVision, Inc.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                  ANOTHER PERSON.

                  Not applicable for any reporting party because the shares owned as of 12/31/96 do not exceed five percent of KeraVision, Inc.'s outstanding shares. Please see Item 5 hereof.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
                  GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 13, 1997


KPCB IV ASSOCIATES, A CALIFORNIA            KLEINER PERKINS CAUFIELD & BYERS IV,
LIMITED PARTNERSHIP                         A CALIFORNIA LIMITED PARTNERSHIP

                                            By KPCB IV Associates, a California
By:                                         Limited Partnership, its General
   ---------------------------              Partner
     A General Partner

                                            By:
THOMAS J. PERKINS                              ---------------------------
FRANK J. CAUFIELD                               A General Partner
BROOK H. BYERS
E. FLOYD KVAMME
L. JOHN DOERR                               KPCB  ZAIBATSU FUND I, A  CALIFORNIA
REGIS McKENNA                               LIMITED PARTNERSHIP
VINOD KHOSLA
                                            By KPCB IV  Associates, a California
                                            Limited Partnership, its General
By:                                         Partner
   ----------------------------
     Michael S. Curry                       By:
     Attorney-in-Fact                          ---------------------------
                                                A General Partner





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                                                                   Page 15 of 18

                                                   EXHIBIT INDEX


                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                  16

Exhibit B:  List of General Partners of KPCB IV Associates             17


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                                                                   Page 16 of 18

                                    EXHIBIT A

                            Agreement of Joint Filing


                  The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 13, 1997, containing the information required by Schedule 13G, for the 104,242 Shares of the Common Stock of KeraVision, Inc. held by Kleiner Perkins Caufield & Byers IV, a California Limited Partnership ("KPCB IV") and KPCB Zaibatsu Fund I, a California Limited Partnership ("KPCB ZF I"), 4,003 held by Thomas J. Perkins, 10,396 held by Frank J. Caufield, 15,829 held by Brook H. Byers, 20,632 held by
L. John Doerr, 20,671 held by E. Floyd Kvamme, 10,005 held by Regis McKenna and 10,005 held by Vinod Khosla. Each individual disclaims beneficial ownership of shares of KeraVision, Inc. Common Stock held directly by KPCB IV and KPCB ZF I.


Dated:  February 13, 1997


KPCB IV ASSOCIATES, A CALIFORNIA            KLEINER PERKINS CAUFIELD & BYERS IV,
LIMITED PARTNERSHIP                         A CALIFORNIA LIMITED PARTNERSHIP

                                            By KPCB IV Associates, a California
By:                                         Limited Partnership, its General
   ---------------------------              Partner
     A General Partner

                                            By:
THOMAS J. PERKINS                              ---------------------------
FRANK J. CAUFIELD                               A General Partner
BROOK H. BYERS
E. FLOYD KVAMME
L. JOHN DOERR                               KPCB  ZAIBATSU FUND I, A  CALIFORNIA
REGIS McKENNA                               LIMITED PARTNERSHIP
VINOD KHOSLA
                                            By KPCB IV  Associates, a California
                                            Limited Partnership, its General
By:                                         Partner
   ----------------------------
     Michael S. Curry                       By:
     Attorney-in-Fact                          ---------------------------
                                                A General Partner

                                    EXHIBIT B

                               General Partners of
              KPCB IV Associates, a California limited partnership


                  Set forth below, with respect to each general partner of KPCB IV Associates, is the following: (a) name; (b) business address and (c) citizenship.

1.       (a)      Thomas J. Perkins
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

2.       (a)      Frank J. Caufield
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

3.       (a)      Brook H. Byers
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

4.       (a)      E. Floyd Kvamme
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

5.       (a)      L. John Doerr
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

                                                                   Page 18 of 18
6.       (a)      Regis McKenna
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen

7.       (a)      Vinod Khosla
         (b)      c/o Kleiner Perkins Caufield & Byers
                  2750 Sand Hill Road
                  Menlo Park, CA 94025
         (c)      United States Citizen